Exhibit 5.1

October 31, 2013

Criteo S.A.

32 rue Blanche

75009 Paris

France

Re:	Registration Statement on Form S-8 of Criteo S.A.

Ladies and Gentlemen:

We have acted as French counsel to Criteo S.A., a French société anonyme (the “Company”), in connection with the registration of up to 14,501,226 ordinary shares of the Company, par value €0.025 per share (the “Shares”) pursuant to the Company’s 2009 Stock Option Plan FR/US, 2010 Stock Option Plan, 2011 Stock Option Plan, 2012 Stock Option Plan, 2013 Stock Option Plan, BSA Subscription Plan, BSPCE Subscription Plan and 2013 Free Share Plan (collectively, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued pursuant to the Plans have been duly authorized and, when issued in accordance with the respective Plans and against payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company will take no action inconsistent with the resolutions authorizing the Company to issue the Shares. We have also assumed, for any future awards under the Plans, that (1) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans and the applicable award agreements will be in full force and effect on the date of such awards and (2) such future awards will be approved by the Board of Directors of the Company in accordance with applicable law and with the terms of the relevant Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day